Exhibit 99.1

Alessandro Bogliolo and Juan Rajlin

Join Bath & Body Works Board of Directors

These additions have international backgrounds and extensive global experience

Columbus, Ohio (Mar. 28, 2022) — Bath & Body Works, Inc. (NYSE: BBWI) announced today that Alessandro Bogliolo and Juan Rajlin joined the company’s Board of Directors. Alessandro Bogliolo has more than 30 years of experience in retail and luxury brands and most recently served as chief executive officer at Tiffany & Co. Juan Rajlin is the vice president and treasurer of Alphabet Inc. and joins the Bath & Body Works Board with a rich background in finance, data analytics and consumer trends.

As previously announced, Andrew Meslow and Robert Schottenstein will not stand for reelection to the Board at the annual meeting of stockholders in May 2022. With these additions, in May 2022, the Board will consist of nine directors, eight of whom are independent and over half of whom are members of diverse communities: female, people of color and/or LGBTQIA+.

Sarah Nash, Executive Chair of the company, said, “Alessandro and Juan are accomplished international leaders with a track record of success, and we are excited to have them join our Board. Both have a strong background in global business which will support our growth outside of North America. Bath & Body Works had a record-breaking year in 2021, and we look forward to partnering with them both to continue that forward momentum.”

About Alessandro Bogliolo

Mr. Bogliolo is a veteran luxury industry executive with vast experience in general management, operations and marketing for luxury, fashion, jewelry and automotive brands. From 2017-2021, he served as chief executive officer and a member of the board of directors of Tiffany & Co. where he led a successful revitalization of the brand. He also managed Tiffany’s acquisition by LVMH Moët Hennessy Louis Vuitton, one of the largest acquisitions in the luxury industry.

He started his career in 1989 at Bain & Company, a global business consulting firm, advising clients on mergers, acquisitions and strategy projects. He held positions at the Italian motorcycle and scooter company Piaggio before moving on to Bulgari SpA, the Italian jewelry and luxury goods brand. Mr. Bogliolo served 16 years at Bulgari SpA in senior executive roles including chief operating officer and group executive vice president – jewelry, watches and accessories. Subsequently, he served as chief operating officer for North America at Sephora USA. In 2013, he became chief executive officer of Diesel SpA, the international Italian denim and lifestyle brand.

About Juan Rajlin

Mr. Rajlin has served as treasurer of Alphabet Inc. and Google LLC since 2018. Mr. Rajlin oversees over $100 billion in investments, corporate finance policy, and financial risk management. He is also a key executive overseeing Google’s sustainability strategy and diversity, equity and inclusion work.

Mr. Rajlin formerly served as chief financial officer, products and services for Mastercard Inc. where he ran finance for a $4 billion revenue business. Previously, Mr. Rajlin spent a decade at General Motors Company in a variety of finance and merger and acquisition roles in the United States and Europe. Before joining GM, he worked at Royal Dutch Shell in his native Argentina.

ABOUT BATH & BODY WORKS:

Bath & Body Works is one of the world’s leading specialty retailers and home to America’s Favorite Fragrances® offering a breadth of exclusive fragrances for the body and home, including the #1 selling collections for fine fragrance mist, body lotion and body cream, 3-wick candles, home fragrance diffusers and liquid hand soap. For more than 30 years, customers have looked to Bath & Body Works for quality, on-trend products and the newest, freshest fragrances. Today, these fragrant products can be purchased at more than 1,750 company-operated Bath & Body Works locations in the U.S. and Canada, and more than 300 international franchised locations, as well as on bathandbodyworks.com.

For further information, please contact:

Bath & Body Works, Inc.:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
Investorrelations@bbw.com	Communications@bbw.com